EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-06409, 333-25245, 333-35745, 333-57031, 333-68499, 333-83927, 333-86861, 333-32380, 333-46640, 333-58334, 333-73882, 333-99093, 333-100130, 333-112094, 333-118864, 333-131292, 333-133292, 333-138859 and 333-147617) of SkillSoft Public Limited Company of our reports dated March 30, 2009, with respect to the consolidated financial statements of SkillSoft Public Limited Company, and the effectiveness of internal control over financial reporting of SkillSoft Public Limited Company included in this Annual Report (Form 10-K) for the year ended January 31, 2009.

/s/  Ernst & Young LLP
Boston, Massachusetts
March 30, 2009